State of Delaware
Secretary of State
Division of Corporations
Delivered 12:10 PM 01/05/2010
FILED 12:08 PM 01/05/2010
SRV 100008204 - 4773377 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF

ECO-FRIENDLY POWER TECHNOLOGIES CORP.

FIRST: The name of this Corporation is Eco-friendly Power Technologies Corp.

SECOND: Its registered office in the State of Delaware is to be located at 113 Barksdale Professional Center, Newark, Delaware, County of New Castle, Zip Code 19711. The registered agent in charge thereof is Delaware Intercorp, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total stock that this corporation is authorized to issue is 150,000,000 shares of common stock with a par value of $0.0001 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Mordechai Gafni
24 Givat Shaul Street,
Givat Shaul 95477, Jerusalem

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do hereby certify that the facts herein stated are true, and I have accordingly hereunto executed this Certificate this 5th day of January 2010

BY: ______________________
Name: Mordechai Gafni
Title: Incorporator